EXHIBIT 5.2

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

November 19, 2007

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario M5X 1A1

Canada

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, Illinois 60603

Ladies and Gentlemen:

We have served as Canadian counsel for Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection with the proposed issuance of certain common shares (the “Shares”) of the Bank, without par value, in connection with the Bank’s acquisition of Ozaukee Bank, a Wisconsin state chartered bank. As such counsel, we have examined such matters of law and documents as we have deemed necessary or advisable in order to enable us to express the opinion hereinafter set forth, including without limitation, the Bank’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Bank. In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and relying on the foregoing, we are of the opinion that, upon the issuance of the Shares for the consideration stated in the proxy statement/prospectus constituting a part of the above-mentioned Registration Statement and as otherwise contemplated by such Registration Statement and the Affiliation Agreement referred to therein, the Shares will be legally issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP